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                                                                   Exhibit 23.01




           Consent of Independent Registered Public Accounting Firm
           --------------------------------------------------------


The Board of Directors and Stockholder of
Citigroup Global Markets Holdings Inc. and Subsidiaries:


We consent to the incorporation by reference in the Registration Statements listed below of Citigroup Global Markets Holdings Inc. and Subsidiaries (formerly Salomon Smith Barney Holdings Inc.) (the Company) of our report dated March 18, 2005, with respect to the consolidated statements of financial condition of the Company as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report is included in this Form 10-K. Our report refers to a change in 2003 in the Company's method of accounting for variable interest entities and stock-based compensation as well as a change in 2002, in the Company's methods of accounting for goodwill and intangible assets.

Registration Statements on Form S-3

Registration Number
-------------------

033-40600               033-56481               333-69230
033-41932               033-57922               333-106272
033-49136               333-01807               333-119615
033-51269               333-38931
033-54929               333-55650


/s/ KPMG LLP

New York, New York
March 18, 2005